EXHIBIT 4.2
CONVERTIBLE DEBENTURE

NEITHER THIS DEBENTURE NOR THE SECURITIES INTO WHICH THIS DEBENTURE IS CONVERTIBLE HAVE BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

THIS DEBENTURE IS SUBJECT TO CERTAIN RESTRICTIONS ON CONVERSION SET FORTH IN SECTION 3.8 OF A CONVERTIBLE DEBENTURE UNIT PURCHASE AGREEMENT, DATED AS OF MAY 15, 2006, BETWEEN INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. (THE “COMPANY”) AND THE ORIGINAL HOLDER HEREOF.  A COPY OF THAT AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY.

No. 03-06A-ie-008 $25,000

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.
10% CONVERTIBLE DEBENTURE DUE JANUARY 2, 2009

THIS DEBENTURE is a duly authorized issued debenture of Integrated Environmental Technologies, Ltd., a corporation organized under the laws of the State of Delaware and having a principal place of business at 4235 Commerce Street Little River, South Carolina 29566 (the “Company”), designated as its 10% Convertible Debentures, due January 2, 2009 (the “Debentures”), in an aggregate principal amount of $1,000,000.

FOR VALUE RECEIVED, the Company promises to pay to LJ Tichacek, or registered assigns (the “Holder”), the principal sum of Twenty-five Thousand USD ($25,000), on or prior to January 2, 2009 or such earlier date as the Debentures are required to be repaid as provided hereunder (the “Maturity Date”) and to pay interest to the Holder on the principal sum at the rate of 10% per annum, payable semi-annually in arrears commencing July 1, 2006, but in no event later than the earlier to occur of a Conversion Date (as defined in Section 4(a)(i)) for such principal amount) or the Maturity Date.  Interest shall accrue daily commencing on the Original Issue Date (as defined in Section 6) until payment in full of the principal sum, together with all accrued and unpaid interest and other amounts which may become due hereunder, has been made.  Interest shall be calculated on the basis of a 365-day year and for the actual number of days elapsed.  Interest hereunder will be paid to the Person (as defined in Section 6) in whose name this Debenture (or one or more predecessor Debentures) is registered on the records of the Company regarding registration and transfers of the Debentures (the “Debenture Register”).  All overdue, accrued and unpaid interest and other amounts due hereunder shall bear interest at the rate of 12% per annum (to accrue daily) from the date such interest is due hereunder through and including the date of payment.  The principal of, and interest on, this Debenture are payable in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts, at the address of the Holder last appearing on the Debenture Register, except that the principal amount (but not interest) may, at the Company’s option, be paid in shares of Common Stock (as defined in Section 6) calculated based upon the Conversion Price (as defined below) on the date such principal amount is due.  All amounts due hereunder other than such interest shall be paid in cash.  Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of the principal amount if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes, or held as treasury stock, is insufficient to pay principal hereunder in shares of Common Stock; or (ii) such shares are not listed or quoted on the National Association of Securities Dealers, Inc. (“NASD”) Over-the-Counter Bulletin Board (“OTCBB”) and any other exchange or market on which the Common Stock is then listed or quoted.

This Debenture is subject to the following additional provisions:

Section 1.  This Debenture is exchangeable for an equal aggregate principal amount of Debentures of different authorized denominations, as requested by the Holder surrendering the same but shall not be issuable in denominations of less than integral multiplies of Five Hundred Dollars ($500.00) unless such amount represents the full principal balance of Debentures outstanding to such Holder.  No service charge will be made for such registration of transfer or exchange.

Section 2.  This Debenture has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement.  Prior to due presentment to the Company for transfer of this Debenture, the Company and any agent of the Company may treat the person in whose name this Debenture is duly registered on the Debenture Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Debenture is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 3.                      Events of Default.

(a)           “Event of Default”, wherever used herein, means any one of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgment, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

(i)           any default in the payment of the principal of, interest on or liquidated damages in respect of, this Debenture, free of any claim of subordination, as and when the same shall become due and payable (whether on the applicable quarterly interest payment date, a Conversion Date or the Maturity Date or by acceleration or otherwise);
(ii)           the Company shall fail to observe or perform any other covenant, agreement or warranty contained in, or otherwise commit any breach of, this Debenture or the Purchase Agreement, and such failure or breach shall not have been remedied within 30 days after the date on which notice of such failure or breach shall have been given;

(iii)            the Company or any of its subsidiaries that represent greater than 25% of the Company’s gross sales or assets shall commence, or there shall be commenced against the Company or any such subsidiary a case under any applicable bankruptcy or insolvency laws as now or hereafter in effect or any successor thereto, or the Company commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Company or any subsidiary thereof or there is commenced against the Company or any subsidiary thereof any such bankruptcy, insolvency or other proceeding which remains undismissed for a period of 60 days; or the Company or any subsidiary thereof is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Company or any subsidiary thereof suffers any appointment of any custodian or the like for it or any substantial part of its property which continues undischarged or unstayed for a period of 60 days; or the Company or any subsidiary thereof makes a general assignment for the benefit of creditors; or the Company shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due; or the Company or any subsidiary thereof shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts; or the Company or any subsidiary thereof shall by any act or failure to act indicate its consent to, approval of or acquiescence in any of the foregoing; or any corporate or other action is taken by the Company or any subsidiary thereof for the purpose of affecting any of the foregoing;

(iv)           the Company shall default in any of its obligations under any mortgage, credit agreement or other facility, indenture agreement or other instrument under which there may be issued, or by which there may be secured or evidenced any indebtedness of the Company in an amount exceeding one hundred thousand dollars ($100,000), whether such indebtedness now exists or shall hereafter be created and such default shall result in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise become due and payable;

(v)           the Common Stock shall be dequoted from the NASD OTCBB or any other national securities exchange or market on which such Common Stock is listed for trading or suspended from trading thereon without resuming trading and/or being relisted/requoted (as the case may be) thereon or on the OTCBB, or Nasdaq National Market or having such suspension lifted, as the case may be, within fifteen (15) days;

(vi)           the Company shall be a party to any merger or consolidation pursuant to which the Company shall not be the surviving entity (or, if the Company is the surviving entity, the Company shall issue or sell to another Person, or group thereof, in excess of 50% of the Common Stock) or shall dispose of in excess of 50% of its assets in one or more transactions, or shall redeem more than a de minimis number of shares of Common Stock (other than redemptions of Underlying Shares);

(vii)           an Event (as hereinafter defined) shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty (30) days from the Event Date (as hereinafter defined) relating thereto; or

(viii)           the Company shall fail to deliver certificates to the Holder prior to the 15th day after the Conversion Date pursuant to Section 4(b).

(b)           If any Event of Default occurs and is continuing the full principal amount of this Debenture (and, at the Holder’s option, all other Debentures then held by such Holder), together with interest and other amounts owing in respect thereof, to the date of acceleration, to be, shall become, immediately due and payable in cash.  The aggregate amount payable upon an Event of Default in respect of the Debentures shall be equal to the sum of (i) the Mandatory Prepayment Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of interest hereunder and then held by the Holder and (B) the Per Share Market Value on the date prepayment is demanded or the date the full prepayment price is paid, whichever is greater.  Interest shall accrue on the prepayment amount hereunder from the seventh day after such amount is due (being the date of an Event of Default) through the payment in full thereof at the rate of 12% per annum.  The Holder need not provide and the Company hereby waives any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by Holder at any time prior to payment hereunder.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.

Section 4.                      Principal Conversion.

(a)           This Debenture shall be convertible into shares of Common Stock at the option of the Holder in whole or in part at any time and from time to time after the Original Issue Date.  The number of shares of Common Stock as shall be issuable upon a conversion hereunder shall be determined by dividing the outstanding principal amount of this Debenture by $0.40 (the “Conversion Price”), each as subject to adjustment as provided hereunder.  The Holder shall effect conversions by surrendering the Debentures (or such portions thereof) to be converted, together with the form of conversion notice attached hereto as Exhibit A-A (a “Conversion Notice”) to the Company.  Each Conversion Notice shall specify the principal amount of Debentures to be converted and the date on which such conversion is to be effected, which date may not be prior to the date such Conversion Notice is deemed to have been delivered hereunder (a “Conversion Date”).  If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that such Conversion Notice is deemed delivered hereunder.  Subject to Section 4(b) hereof and Section 3.8 of the Purchase Agreement, each Conversion Notice, once given, shall be irrevocable.  If the Holder is converting less than all of the principal amount represented by the Debenture(s) tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall honor such conversion to the extent permissible hereunder and shall promptly deliver to such Holder (in the manner and within the time set forth in Section 4(b)) a new Debenture for such principal amount as has not been converted.

(b)           Not later than three Trading Days after the Conversion Date, the Company will deliver or cause to be delivered to the Holder (i) a certificate or certificates which shall bear restrictive legends and trading restrictions (including those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of the Common Stock being acquired upon the conversion of Debentures (subject to reduction pursuant to Section 3.8 of the Purchase Agreement), (ii) Debentures in a principal amount equal to the principal amount of Debentures not converted; (iii) a bank check in the amount of all accrued and unpaid interest (if the Company has elected to pay accrued interest in cash), together with all other amounts then due and payable in accordance with the terms hereof, in respect of Debentures tendered for conversion, and (iv) if the Company has elected and is permitted hereunder to pay accrued interest in shares of the restricted Common Stock, certificates, which shall bear restrictive legends and be subject to trading restrictions, representing such number of shares of the Common Stock as equals such interest divided by the Conversion Price; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of the Common Stock issuable upon conversion of the principal amount of Debentures until Debentures are delivered for conversion to the Company or the Holder notifies the Company that such Debenture has been mutilated, lost, stolen or destroyed and complies with Section 9 hereof.  If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, are not delivered to or as directed by the Holder by the fourth Trading Day after a Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion (whether subject to a Holder or a Company Conversion Notice), in which event the Company shall immediately return the Debentures tendered for conversion.  If the Company fails to deliver to the Holder such certificate or certificates pursuant to this Section, including for purposes hereof, any shares of the Common Stock to be issued on the Conversion Date on account of accrued but unpaid interest hereunder, prior to the fourth Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $100 for each day thereafter until the Company delivers such certificates (such amount shall also be due for each Trading Day after the date that the Holder may rescind such conversion until such date as the Holder shall have received the return of the principal amount of Debentures relating to such rescission).

(c)           (i)           The conversion price (the “Conversion Price”) in effect on any Conversion Date shall be forty cents $0.40.

(ii)           If the Company, at any time while any Debentures are outstanding, (a) shall pay a stock dividend or otherwise make a distribution or distributions on shares of its Common Stock or any other equity or equity equivalent securities payable in shares of the Common Stock, (b) subdivide outstanding shares of the Common Stock into a larger number of shares, (c) combine outstanding shares of the Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of the Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of the Common Stock (excluding treasury shares, if any) outstanding before such event and of which the denominator shall be the number of shares of the Common Stock outstanding after such event.  Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or reclassification.

(iii)           In case of any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property, the Holder of this Debenture shall have the right thereafter to, at its option, (A) convert the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of the Common Stock following such reclassification or share exchange, and the Holders of the Debentures shall be entitled upon such event to receive such amount of securities, cash or property as the shares of the Common Stock of the Company into which the then outstanding principal amount, together with all accrued but unpaid interest and any other amounts then owing hereunder in respect of this Debenture could have been converted immediately prior to such reclassification or share exchange would have been entitled or (B) require the Company to prepay, from funds legally available therefor at the time of such prepayment, the aggregate of its outstanding principal amount of Debentures, plus all interest and other amounts due and payable thereon, at a price determined in accordance with Section 3(b).  The entire prepayment price shall be paid in cash.  This provision shall similarly apply to successive reclassifications or share exchanges.

(iv)           All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

(iii)           Whenever the Conversion Price is adjusted pursuant to any of Section 4(c), the Company shall promptly mail to each Holder of Debentures a notice setting forth the Initial Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

(d)           The Company covenants that it will at all times reserve and keep available out of its authorized and unissued shares of the Common Stock solely for the purpose of issuance upon conversion of the Debentures and payment of interest on the Debentures, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of the Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 4(c)) upon the conversion of the outstanding principal amount of the Debentures and payment of interest hereunder.  The Company covenants that all shares of the Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable.

(e)           Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of the Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time.  If the Company elects not, or is unable, to make such a cash payment, the holder shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

(f)           The issuance of certificates for shares of the Common Stock on conversion of the Debentures shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such Debentures so converted and the Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

(g)           Any and all notices or other communications or deliveries to be provided by the Holders of the Debentures hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to the Company, at 4235 Commerce Street, Little River, South Carolina 29566 (facsimile number (843) 390-3900), attention Chief Executive Officer, or such other address or facsimile number as the Company may specify for such purposes by notice to the Holders delivered in accordance with this Section.  Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile, sent by a nationally recognized overnight courier service or sent by certified or registered mail, postage prepaid, addressed to each Holder of the Debentures at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the holder.  Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 6:00 p.m. (Eastern Standard time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 6:00 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) four days after deposit in the United States mail, (iv) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (v) upon actual receipt by the party to whom such notice is required to be given.

Section 5.                      Registration Rights. The Company has agreed to grant each Purchaser “piggy-back” registration rights to be included in the Company’s next registration statement for the registration of shares under the Securities Act of 1933, as amended (excluding registration statements on Form S-8 and underwritten or other registration statements where the financier specifically forbids the piggy-back of Purchasers’ shares).

Section 6.                      Optional Prepayment.

(a)  The Company shall have the right, exercisable at any time from and after July 1, 2006, upon thirty (30) Trading Days prior written notice to the Holders of the Debentures to be prepaid (the “Optional Prepayment Notice”), to prepay, from funds legally available therefor at the time of such prepayment, all or any portion of the outstanding principal amount of the Debentures which have not previously been repaid or for which Conversion Notices have not previously been delivered hereunder, at a price equal to the Optional Prepayment Price (as defined below).  Any such prepayment by the Company shall be in cash and shall be free of any claim of subordination.  The Holders shall have the right to tender, and the Company shall honor, Conversion Notices delivered prior to the expiration of the thirtieth (30th) Trading Day after receipt by the Holders of an Optional Prepayment Notice for such Debentures (such date, the “Optional Prepayment Date”).

(b)  If any portion of the Optional Prepayment Price shall not be paid by the Company by the Optional Prepayment Date, the Optional Prepayment Price shall be increased by 10% per annum (to accrue daily) until paid (which amount shall be paid as liquidated damages and not as a penalty).  In addition, if any portion of the optional Prepayment Price remains unpaid through the expiration of the Optional Prepayment Date, the Holder subject to such prepayment may elect by written notice to the Company to either (i) demand conversion in accordance with the formula and the time period therefor set forth in Section 4 of any portion of the principal amount of Debentures for which the Optional Prepayment Price, plus accrued liquidated damages thereof, has not been paid in full (the “Unpaid Prepayment Principal Amount”), in which event the applicable Per Share Market Value shall be the lower of the Per Share Market Value calculated on the Optional Prepayment Date and the Per Share Market Value as of the Holder’s written demand for conversion, or (ii) invalidate ab initio such optional redemption, notwithstanding anything herein contained to the contrary.  If the Holder elects option (i) above, the Company shall within three (3) Trading Days of such election is deemed delivered hereunder to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Prepayment Amount subject to such conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three Trading Days from receipt of notice of such election, return to the Holder new Debentures for the full Unpaid Prepayment Principal Amount.  If, upon an election under option (i) above, the Company fails to deliver the shares of Common Stock issuable upon conversion of the Unpaid Prepayment Principal Amount within the time period set forth in this Section, the Company shall pay to the Holder in cash, as liquidated damages and not as a penalty, $100 per day until the Company delivers such Common Stock to the Holder.

(c)  The “Optional Prepayment Price” for any Debentures shall be as follows:

(v)
if the Debentures are called from July 1, 2006 through January 1, 2007, the Optional Prepayment Price shall be 105% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount;

(vi)
if the Debentures are called from January 2, 2007 through June 30, 2007, the Optional Prepayment Price shall be 104% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount;

(vii)
if the Debentures are called from July 1, 2007 through January 1, 2008, the Optional Prepayment Price shall be 103% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount; and

(viii)
if the Debentures are called from January 2, 2008 through the Maturity Date, the Optional Prepayment Price shall be 102% of the principal amount of the Debentures plus all other amounts, expenses, costs and liquidated damages due in respect of such principal amount.

(d)  Any Optional Prepayment shall be made directly by the Company in fifty (50) Debenture minimums, with the debentures to call chosen by lottery in a format to be determined solely by the Company’s Board of Directors.

Section 7.                      Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Average Price” on any date means the average Per Share Market Value for the five (5) Trading Days immediately preceding such date.

“Business Day” means any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of South Carolina are authorized or required by law or other government action to close.

“Commission” means the U.S. Securities and Exchange Commission.

“Common Stock” means the Company’s authorized shares of common stock, $0.001 par value, of the Company and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Original Issue Date” shall mean the date of the first issuance of any Debentures regardless of the number of transfers of any Debenture and regardless of the number of instruments which may be issued to evidence such Debenture.

“Per Share Market Value” means on any particular date (a) the closing bid price per share of the Common Stock on such date on the NASD OTCBB, or any other U.S. stock exchange or quotation system on which the Common Stock is then listed or if there is no such price on such date, then the closing bid price on such exchange or quotation system on the date nearest preceding such date, or (b) if the Common Stock is not listed then on the NASD OTCBB or any U.S. stock exchange or quotation system, the average of the “Pink Sheet” quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the aggregate principal amount of Debentures then outstanding; provided, however, that the Company, after receipt of the determination by such Appraiser, shall have the right to select an additional Appraiser, in which case, the fair market value shall be equal to the average of the determinations by each such Appraiser; and provided, further that all determinations of the Per Share Market Value shall be appropriately adjusted for any stock dividends, stock splits or other similar transactions during such period.

“Person” means a corporation, an association, a partnership, an organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

“Purchase Agreement” means the Convertible Debenture Unit Purchase Agreement, dated as of the Original Issue Date, between the Company and the original Holder of Debentures, as amended, modified or supplemented from time to time in accordance with its terms.

“Trading Day” means (a) a day on which the Common Stock is traded on the NASD OTCBB or other U.S. stock exchange or market on which the Common Stock has been listed, or (b) if the Common Stock is not listed on the NASD OTCBB or any U.S. stock exchange or market, a day on which the Common Stock is traded on the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices).

“Underlying Shares” means the shares of Common Stock issuable upon conversion of Debentures or as payment of interest in accordance with the terms hereof.

Section 8.                      Except as expressly provided herein, no provision of this Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, interest and liquidated damages (if any) on, this Debenture at the time, place, and rate, and in the coin or currency, herein prescribed.  This Debenture is a direct obligation of the Company.  This Debenture ranks pari passu with all other Debentures now or hereafter issued under the terms set forth herein.  The Company may only voluntarily prepay the outstanding principal amount on the Debentures in accordance with Section 6 hereof.

Section 9.                      This Debenture shall not entitle the Holder to any of the rights of a stockholder of the Company, including without limitation, the right to vote, to receive dividends and other distributions, or to receive any notice of, or to attend, meetings of stockholders or any other proceedings of the Company, unless and to the extent converted into shares of Common Stock in accordance with the terms hereof.

Section 10.                      If this Debenture shall be mutilated, lost, stolen or destroyed, the Company shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated Debenture, or in lieu of or in substitution for a lost, stolen or destroyed debenture, a new Debenture for the principal amount of this Debenture so mutilated, lost, stolen or destroyed but only upon receipt of evidence of such loss, theft or destruction of such Debenture, and of the ownership hereof, and indemnity, if requested, all reasonably satisfactory to the Company.

Section 11.                      This Debenture shall be governed by and construed in accordance with the laws of the State of South Carolina, without giving effect to conflicts of laws thereof.  The Company hereby irrevocably submits to the non-exclusive jurisdiction of the state and federal courts sitting in the City of Little River for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper.  The Company hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by receiving a copy thereof sent to the Company at the address in effect for notices to it under this instrument and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law.

Section 12.                      Any waiver by the Company or the Holder of a breach of any provision of this Debenture shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Debenture.  The failure of the Company or the Holder to insist upon strict adherence to any term of this Debenture on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Debenture.  Any waiver must be in writing.

Section 13.                       If any provision of this Debenture is invalid, illegal or unenforceable, the balance of this Debenture shall remain in effect, and if any provision is inapplicable to any person or circumstance, it shall nevertheless remain applicable to all other persons and circumstances.

Section 14.                      Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day (or, if such next succeeding Business Day falls in the next calendar month, the preceding Business Day in the appropriate calendar month).

IN WITNESS WHEREOF, the Company has caused this Debenture to be duly executed by a duly authorized officer as of the date first above indicated.

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

By: /s/ William E. Prince
      William E. Prince, President

Attest:

By: /s/ Marion C. Sofield
   Name:
   Title:

EXHIBIT A-A

INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD.

NOTICE OF CONVERSION
AT THE ELECTION OF THE HOLDER

(To be Executed by the Registered Holder
in order to Convert the Debenture)

The undersigned hereby elects to convert Debenture No. 03-06A-IE-008 into shares of Common Stock, $0.001 par value (the “Common Stock”), of INTEGRATED ENVIRONMENTAL TECHNOLOGIES, LTD. (the “Company”) according to the conditions hereof, as of the date written below.  If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith.  No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:

Date to Effect Conversion

Principal Amount of Debentures to be Converted

Number of shares of Common Stock to be Issued

Applicable Conversion Price

Signature

Name

Address